Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR
FISCAL 2010 RESULTS
Q4 Net Revenue Increases 53% to $245.4 million
Q4 Diluted EPS of $0.76 including tax adjustment
Fiscal 2010 Diluted EPS increases 106% to $1.69
Vancouver, Canada — March 17, 2011 — lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the fourth quarter and fiscal year ended January 30, 2011.
For the fourth quarter ended January 30, 2011:
•	Net revenue for the quarter increased 53% to $245.4 million from $160.6 million in the fourth quarter of fiscal 2009.

•	Comparable stores sales for the fourth quarter increased by 28% on a constant dollar basis.

•	Direct to consumer revenue increased 152% to $24.6 million, or 10% of total Company sales, in the fourth quarter of fiscal 2010, from 6% of total revenue in the same period last year.

•	Gross profit for the quarter increased by 66% to $143.5 million, and as a percentage of net revenue gross profit increased to 58.5% for the quarter from 53.9% in the fourth quarter of fiscal 2009.

•	Income from operations for the quarter increased by 72% to $71.3 million, and as a percentage of net revenue was 29.1% compared to 25.8% of net revenue in the fourth quarter of fiscal 2009.

•
The tax rate for the quarter was 23.5% compared to 31.4% a year ago, after an adjustment of $8.9 million reversing deferred tax liabilities recorded in Q1 through Q3 of fiscal 2010. This adjustment resulted from a revision to managements plans for repatriation of unremitted earnings of the Canadian operating subsidiary. Normalized for this adjustment, the tax rate for the quarter was 35.9%.

•
Diluted earnings per share for the quarter were $0.76 on net income of $54.8 million, compared to diluted earnings per share of $0.40 on net income of $28.5 million in the fourth quarter of fiscal 2009. Normalized for the tax adjustments, diluted earnings per share for the quarter were $0.64.

For the fiscal year ended January 30, 2011:
•	Net revenue for the fiscal year increased 57% to $711.7 million from $452.9 million in fiscal 2009.

•	Comparable stores sales for fiscal 2010 increased by 30% on a constant dollar basis, resulting in a record $1,726 sales per square foot as at January 30, 2011.

•	Direct to consumer revenue increased 214% to $57.3 million, or 8% of total Company sales, in fiscal 2010, from 4% of total revenue in fiscal 2009.

•
Gross profit for the fiscal year increased by 77% to $394.9 million from $223.1 million in fiscal 2009. As a percentage of net revenue, gross profit increased to 55.5% for fiscal 2010 from 49.3% in fiscal 2009.

•	Income from operations increased by 108% to $180.4 million, and as a percentage of net revenue was 25.3% compared to 19.1% of net revenue in fiscal 2009.

•	The tax rate for fiscal 2010 was 33.3% compared to 32.8% for fiscal 2009.

•	Diluted earnings per share in fiscal 2010 increased 106% to $1.69 on net income of $121.8 million, compared to diluted earnings per share of $0.82 on net income of $58.3 million in fiscal 2009.
Creating components for people to live longer, healthier and more fun lives

The Company ended fiscal 2010 with $316.3 million in cash and cash equivalents compared to $159.6 million at the end of fiscal 2009. Inventory at the end of fiscal 2010 totaled $57.5 million compared to $44.1 million at the end of fiscal 2009. The Company ended the quarter with 137 stores in North America and Australia.
Christine Day, lululemon’s CEO, stated: “We ended one of the best years in lululemon’s history with strong Q4 results that extended the consistent sales growth and margin expansion that we enjoyed for each quarter of 2010. The exceptionally strong sell through of our Q4 product line leaves us with short term unmet demand in the first quarter due to a low inventory position. However, the strength of our business model and growing guest demand for our product give us the opportunity to accelerate our store and e-commerce channel growth in 2011 and to establish ourselves as the number one women’s athletic wear brand. While we will see some cost pressures in 2011, we are confident in our ability to maintain our business model through disciplined management, operating efficiencies and leverage on higher sales.”
Updated Outlook
For the first quarter of fiscal 2011, we expect net revenue to be in the range of $175 million to $180 million based on a comparable-store sales percentage increase in the low double digits on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.36 to $0.38 for the quarter. This assumes 72.4 million diluted weighted-average shares outstanding and a 36% tax rate.
For fiscal 2011, we expect net revenue to be in the range of $885 million to $900 million and diluted earnings per share are expected to be in the range of $1.90 to $2.00 for the full year. This assumes a tax rate of 36% and 72.6 million diluted weighted-average shares outstanding.
Conference Call Information
A conference call to discuss fiscal 2010 results is scheduled for today, March 17, 2011, at 9:00 am Eastern Time. Those interested in participating in the call are invited to dial (877) 303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Creating components for people to live longer, healthier and more fun lives

Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; risks that the cost of raw materials could increase our cost of goods sold and that we will not be successful in our efforts to protect our business from the volatility of the market price for cotton and other raw materials; risks that increasing labor costs and other factors associated with the manufacture of our products in China could increase our costs to produce our products; risks that we may not be able to obtain quality products on a timely basis or in sufficient quantity from our third-party suppliers to meet the demand for our products; the possibility that levels of comparable-store sales or average sales per square foot will decline; the possibility that we may not be able to successfully expand in the United States and other new markets; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen	Thirteen
	Weeks	Weeks	Fifty-Two	Fifty-Two
	Ended	Ended	Weeks	Weeks
	January 30,	January 31,	Ended	Ended
	2011	2010	January 30,	January 31,
	(unaudited)	(unaudited)	2011	2010
Net revenue	$245,399	$160,606	$711,704	$452,898
Costs of goods sold	101,939	74,046	316,757	229,812

Gross profit	143,460	86,560	394,947	223,086
As a percent of net revenue	58.5%	53.9%	55.5%	49.3%
Selling, general and administrative expenses	71,483	44,929	212,784	136,161
As a percent of net revenue	29.1%	28.0%	29.9%	30.1%
Provision for impairment and lease exit costs	679	196	1,772	379

Income from operations	71,298	41,435	180,391	86,546
As a percent of net revenue	29.1%	25.8%	25.3%	19.1%
Other income (expense), net	542	66	2,886	164

Income before provision for income taxes	71,840	41,501	183,277	86,710
Provision for income taxes	16,873	13,050	61,080	28,429

Net Income	54,967	28,451	122,197	58,281
Net income attributable to non-controlling interest	201	—	350	—

Net income attributable to lululemon athletica inc.	$54,766	$28,451	$121,847	$58,281

Basic earnings per share	$0.77	$0.40	$1.72	$0.83
Diluted earnings per share	$0.76	$0.40	$1.69	$0.82
Basic weighted-average shares outstanding	71,087	70,400	70,860	70,251
Diluted weighted-average shares outstanding	72,181	71,308	71,929	70,949
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	January 30,	January 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$316,286	$159,573
Inventories	57,469	44,070
Other current assets	15,524	12,767

Total current assets	389,279	216,410
Property and equipment, net	70,954	61,591
Intangible assets, net	27,112	8,050
Deferred income taxes and other assets	11,957	21,207

Total assets	$499,302	$307,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,659	$11,028
Other current liabilities	60,306	39,908
Income taxes payable	18,399	7,742

Total current liabilities	85,364	58,678
Deferred income taxes and other non-current liabilities	19,645	15,472
Stockholders’ equity	394,293	233,108

Total liabilities and stockholders’ equity	$499,302	$307,258

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 30, 2011	January 31, 2010
Cash flows from operating activities
Net income	$122,197	$58,281
Items not affecting cash	33,832	28,889
Other, including net changes in other non-cash balances	23,966	30,790

Net cash provided by operating activities	179,995	117,960
Net cash used in investing activities	(42,839)	(16,307)
Net cash provided by financing activities	13,699	(2,649)
Effect of exchange rate changes on cash	5,858	3,772

Increase in cash and cash equivalents	156,713	102,776
Cash and cash equivalents, beginning of period	$159,573	$56,797

Cash and cash equivalents, end of period	$316,286	$159,573

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Store Count and Square Footage1
Year ended January 30, 2011
Square Footage Expressed in Thousands

		Number of
	Number of	Stores	Number of
	Stores Open	Opened /	Stores	Number of
	at the	Acquired	Closed	Stores Open
	Beginning of	During the	During the	at the End of
	the Quarter	Quarter[2]	Quarter	the Quarter

1st Quarter	110	4	0	114
2nd Quarter	114	12	0	126
3rd Quarter	126	4	0	130
4th Quarter	130	5	2	133

			Gross Square
	Total Gross		Feet Lost
	Square Feet	Gross Square	due to Store	Total Gross
	at the	Feet Added	Closures	Square Feet
	Beginning of	During the	During the	at the End of
	the Quarter	Quarter[2,3]	Quarter	the Quarter

1st Quarter	316	9	0	325
2nd Quarter	325	25	0	350
3rd Quarter	350	14	0	364
4th Quarter	364	13	(3)	374

[1]	Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.

[2]
Number of stores opened during fiscal 2010 are branded lululemon athletica and include nine locations repurchased from our Australian franchise operator and one reacquired franchise in Canada, in the second quarter.

[3]	Gross square feet added during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes
(unaudited)

	Thirteen Weeks	Thirteen Weeks
	Ended	Ended
	January 30, 2011	January 31, 2010
	% Change	% Change
Comparable-store sales (GAAP)	32%	42%
Increase (decrease) due to foreign exchange rate changes	(4)%	(13)%

Comparable-store sales in constant dollars	28%	29%
Creating components for people to live longer, healthier and more fun lives